SCHEDULE A

As of July 13, 2022, the Trustees have established the following Series of the Trust:

Harbor Scientific Alpha High-Yield ETF

Harbor Scientific Alpha Income ETF

Harbor Disruptive Innovation ETF

Harbor Long-Term Growers ETF

Harbor All-Weather Inflation Focus ETF

Harbor Corporate Culture Leaders ETF

Harbor Dividend Growth Leaders ETF

Harbor Energy Transition Strategy ETF

Harbor International Compounders ETF

Harbor Corporate Culture ETF

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